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Exhibit 2.1

Dealer Manager Agreement

May 22, 2006

BMO Nesbitt Burns Inc. 1 First Canadian Place 4th Floor, P.O. Box 150 Toronto, Ontario M5X 1H3	Merrill Lynch Canada Inc. 181 Bay Street Suite 400 Toronto, Ontario M5J 2V8

        1.    The Offer.    Teck Cominco Limited (the "Company") has announced its intention to make a take-over bid (the "Offer") for common shares (the "Shares") in the capital of Inco Limited ("Inco"). The Company will offer to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding Shares together with associated rights (the "Rights") issued and outstanding under the shareholder rights plan of Inco (together, the "Inco Shares"), other than any Inco Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date (as defined in the Offer to Purchase (as defined below)), and including any Inco Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined in the Offer to Purchase) upon the conversion, exchange or exercise of any securities of Inco (other than Rights) that are convertible into or exchangeable or exercisable for Inco Shares. The Offer shall be made for consideration consisting of, at the election of the holder, $78.50 in cash or 0.9776 of a Class B Subordinate Voting Share in the capital of the Company (the "Class B Shares") plus $0.05 in cash for each Share, on the terms and subject to the conditions set forth in the Offer to Purchase and Circular of the Company filed with the Ontario Securities Commission and the other Canadian Securities Administrators on the date hereof (the "Offer to Purchase"), Schedule T-O ("Schedule T-O") filed with the United States Securities and Exchange Commission (the "SEC") pursuant to its Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), the related Letter of Transmittal (the "Letter of Transmittal") dated the date hereof and the related Notice of Guaranteed Delivery (the "Notice of Guaranteed Delivery") dated the date hereof. The Offer Materials (as defined below) and Schedule I attached to this Agreement shall, for all purposes of this agreement (the "Dealer Manager Agreement" or this "Agreement"), form an integral part of it.

        The following materials to be used by the Company in connection with the Offer, as any of them may be amended, modified or supplemented from time to time, are collectively referred to herein as the "Offer Materials":

  (a)
  the Offer to Purchase;

  (b)
  Schedule T-O;

  (c)
  Form F-10;

  (d)
  the Letter of Transmittal;

  (e)
  the Notice of Guaranteed Delivery; and

  (f)
  any other documents or materials whatsoever (including newspaper announcements and press releases) relating to the Offer that are distributed or made available to the public or the holders of the Inco Shares by or at the direction of the Company in connection with the Offer.

        2.    Engagement as Dealer Managers.    (a) The Company hereby retains BMO Nesbitt Burns Inc., in Canada, and Harris Nesbitt Corp., in the United States, (collectively, "BMO NB") and Merrill Lynch Canada Inc., in Canada, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in the United States, (collectively, "Merrill Lynch") to act as the dealer managers with respect to the Offer (together, the "Dealer Managers") and to form and manage a group (together with the Dealer Managers, the "Soliciting Dealer Group") consisting of members of the Investment Dealers Association of Canada, the Toronto Stock Exchange (the "TSX"), the Toronto Stock Exchange Venture Exchange and the National Association of Securities Dealers to act as soliciting dealers with respect to the Offer (each, a "Soliciting Dealer"). On the basis of the representations, warranties and agreements of the Company herein contained and subject to and in accordance with the terms and conditions hereof and of the Offer Materials, BMO NB and Merrill Lynch hereby agree to act as Dealer Managers in connection with the Offer and in connection therewith, in acting as Dealer Managers you shall act in accordance with your customary practices and shall perform those services in connection with the Offer that are customarily performed by investment banking firms when acting as a dealer manager of a take-over bid and offer of a like nature, including, but not limited to, soliciting tenders of Inco Shares pursuant to the Offer and communicating generally regarding the Offer with brokers, dealers, banks, trust companies, nominees and other persons, including the holders of the Inco Shares. The Dealer Managers and the other Soliciting Dealers will, on behalf of the Company, use their reasonable efforts to solicit shareholders of Inco to tender their Inco Shares to the Offer and are authorized by the Company to make favourable recommendations as to the Offer, by publication or other appropriate oral, electronic or written communication provided that each such publication or communication is made in accordance with the applicable securities legislation, regulations, rules, policy statements, rulings, orders and published notices of the securities regulatory authorities in Canada and the United States and the applicable rules, by-laws and policies of the TSX and the New York Stock Exchange (the "NYSE") (the "Exchanges") (such legislation, regulations and other provisions being referred to herein collectively as the "Securities Legislation").

  (b)
  Neither the Dealer Managers nor any Soliciting Dealer will be required to perform services except where it is lawfully licensed or registered to so do, or pursuant to applicable exemptions from licensing and registration under applicable law.

        (c)   The Dealer Managers agree to conduct the solicitation for the acceptance of the Offer and the tender of Inco Shares pursuant thereto and to perform the other services hereunder in accordance with the Securities Legislation and the terms hereof and to obtain the agreement of each Soliciting Dealer to conduct such solicitation and perform its services in accordance with the Securities Legislation; provided, however, that a Dealer Manager will not be responsible for the actions of the other Dealer Manager or of any other Soliciting Dealer, but rather each will be responsible for its own actions.

        (d)   The Dealer Managers agree not to solicit tenders of Inco Shares or otherwise communicate in respect of the Offer in any jurisdiction where, or from any person in respect of which, the Offer is expressed to be excluded or not made.

        (e)   The Company acknowledges and agrees that the Dealer Managers have been retained hereunder to act solely as Dealer Managers. In such capacity, the Dealer Managers shall act hereunder as independent contractors and shall not be deemed to be the agent or fiduciary of the Company or any of its affiliates, equity holders, creditors or other stakeholders or of any other person, and any of the duties of the Dealer Managers arising out of their engagement pursuant to this Agreement shall be owed solely to the Company. None of the Soliciting Dealers shall be liable to the Company, its affiliates or any of its equity holders, creditors or other stakeholders or to any other person for any act or omission (except to the extent resulting directly from their negligence or wilful misconduct, including any failure to comply with applicable Securities Legislation) on the part of, and shall not be deemed to be the agent or fiduciary of, any broker, dealer, bank, trust company, nominee or other person and no such broker, dealer, bank, trust company, nominee or other person shall be deemed to be acting as the agent or fiduciary of any of the Soliciting Dealers unless specifically engaged in such capacity by the Soliciting Dealer. Nothing contained in this Agreement shall constitute any of the Soliciting Dealers a partner of or joint venturer with the Company.

        (f)    The Dealer Managers shall not be subject to any loss, claim, damage, liability or expense owed to the Company or any of the Company's affiliates for any act or omission on the part of any broker or dealer in securities (other than the Dealer Managers), bank, trust company, nominee or any other person, and the Dealer Managers shall not be liable for their own acts or omissions in performing their obligations as Dealer Managers, except for any losses, claims, damages, liabilities and expenses determined in good faith in a final judgment by a court of competent jurisdiction to have resulted directly from any such acts or omissions undertaken or omitted to be taken by the Dealer Managers through their negligence or wilful misconduct including any failure on their part to comply with applicable Securities Legislation.

        3.    Compensation.

        (a)   The Company shall not pay the Dealer Managers any additional professional fees for acting as the Dealer Managers or for forming and managing the Soliciting Dealer Group.

        (b)   The Company will pay to each Soliciting Dealer (including the Dealer Managers) a solicitation fee of $0.30 for each Inco Share deposited, taken up and paid for under the Offer, the holder of which has tendered their Inco Shares to the Offer, and in respect of which such Soliciting Dealer's name appears in the designated space on the duly executed and delivered Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, other than Inco Shares held by a Soliciting Dealer for its own account and deposited under the Offer; provided that the fee in respect of any single beneficial owner shall be not less than $100.00 and not more than $1,500.00 and further provided that in the case of a beneficial owner of less than 200 Inco Shares which are deposited under the Offer, no solicitation fee shall be payable.

        The solicitation fees shall be paid as soon as practicable after the date of payment for Inco Shares taken up by the Company under the Offer and in any event not later than 20 days thereafter. Where Inco Shares registered in a single name are beneficially owned by more than one person, the maximum and minimum fees will be applied separately in respect of each such beneficial owner if a Soliciting Dealer provides proof of the beneficial ownership of Inco Shares in respect of which a fee is claimed. The Company will not be required to pay a fee to more than one Soliciting Dealer in respect of any one beneficial owner of Inco Shares. If more than one Soliciting Dealer requests payment in respect of a beneficial owner, no fee will be payable by the Company except upon the written direction of all such Soliciting Dealers. The Company will be entitled to request evidence of beneficial ownership satisfactory to it, acting reasonably, to assist it in the calculation of the payment of fees hereunder.

        4.    Expenses.    The Company agrees to pay all of your reasonable out-of-pocket costs and expenses incurred in connection with the Offer and your service as Dealer Managers, including but not limited to the reasonable fees and disbursements of your counsel, your reasonable expenses with respect to any investor presentations and your other reasonable expenses directly relating to the performance of your services hereunder, and shall pay the following expenses related to the Offer: (i) all fees and expenses relating to the preparation, printing, mailing and publishing of the Offer Materials and any amendment thereto, (ii) all fees and disbursements of the Company's counsel, Lang Michener LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, its auditors, PricewaterhouseCoopers LLP, its public relations consultant, Edelman Public Relations Worldwide Canada Inc., and Innisfree M&A Incorporated, the information agent in respect of the Offer, (iii) all advertising charges, (iv) all fees and expenses of CIBC Mellon Trust Company (the "Depositary"), Mellon Investor Services LLC (the "U.S. Forwarding Agent") and any transfer agent or other person rendering services to or for the benefit of the Company in connection with the Offer, (v) mailing, delivery and handling expenses incurred by brokers and dealers (including the Soliciting Dealers), banks, trust companies, nominees and other persons in forwarding the Offer Materials to their customers, (vi) the cost of the preparation, issuance and delivery of the Class B Shares, including any and all transfer and other taxes payable thereon, except as otherwise stated in the Letter of Transmittal or the Notice of Guaranteed Delivery, (vii) all expenses in connection with the qualification of the Class B Shares for offer, issuance and delivery, (viii) all costs and expenses of the additional listing of the Class B Shares to be issued pursuant to the Offer on the TSX and the listing of the Class B Shares on the NYSE, and (ix) all other costs and expenses (including taxes and GST) incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. All payments to be made by the Company to the Dealer Managers pursuant to this Section shall be made promptly after the expiration or termination of the Offer or withdrawal by either or both of you from acting as Dealer Managers in accordance with Section 10 or, if later, promptly after the related fees or expenses accrue and are invoiced. The Company shall perform its obligations set forth in this Section whether or not the Offer is commenced or the Company acquires any Inco Shares pursuant to the Offer or otherwise.

        5.    Solicitation Materials.    (a) The Company will file promptly the Offer Materials and all reports, materials or information statements required to be filed with the Ontario Securities Commission and the other Canadian Securities Administrators, the SEC, any U.S. state securities regulatory authority, or any other securities regulatory authority (collectively, the "Securities Regulators") in connection with the Offer. The Company will timely effect the filings necessary pursuant to Rule 425 of the Rules of the SEC.

        (b)   The Company has furnished or will deliver to each of the Dealer Managers, without charge, one signed copy of the Offer to Purchase, in the English and French languages, as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and one signed copy of all consents and certificates of experts. The Company agrees that the Offer Materials and each amendment thereto furnished to you will be identical to any electronically transmitted copies thereof filed with the Securities Regulators with the exception of exhibits and materials not required by the Securities Legislation to be included in the commercial copies.

        (c)   On the Commencement Date (as defined below), the Company will cause to be mailed, delivered or otherwise provided to each registered holder of the Inco Shares, as soon practicable, a copy of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other appropriate Offer Materials and will provide for onward transmission by intermediaries to beneficial holders of Inco Shares copies of such Offer Materials. Thereafter, to the extent practicable until the expiration or termination of the Offer, the Company will use its reasonable commercial efforts to cause copies of such material to be mailed, delivered or otherwise provided to each person who becomes a registered holder of any Inco Shares.

        (d)   The Company agrees to furnish each Soliciting Dealer, without charge, with as many commercial copies, in the English and French languages, as it may reasonably request of any of the Offer Materials. The Company hereby consents to your use of such copies for purposes permitted by the Securities Legislation. The Company will, in a timely manner, provide the Dealer Managers with a duplicate list of the names and addresses of the registered shareholders of Inco, The Canadian Depository for Securities Limited participant list and comparable information provided by or available from Depositary Trust Company, in such form as is reasonably requested by the Dealer Managers.

        (e)   The Company agrees that, within a reasonable time prior to using any Offer Materials, it will submit copies of such material to you and your counsel and will not use or publish any such material to which you reasonably object. The Company shall inform you promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, that would require the making of any change in any of the Offer Materials then being used or that would affect the accuracy or completeness of any representation or warranty contained in this Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact. The Company will make every reasonable effort to prevent the issuance of any cease-trading order, stop order or other order preventing or limiting the completion of the Offer and, if any such order is issued, will make every reasonable effort to obtain the lifting thereof at the earliest possible moment.

        6.    Additional Agreements.    (a) The Company shall notify you immediately and, if requested, shall notify you in writing of (i) when the Offer to Purchase has been mailed, delivered or otherwise distributed to holders of Inco Shares, (ii) when Schedule T-O has been filed with the SEC, (iii) the receipt of any comments from any Securities Regulator respecting the Offer, the Offer to Purchase or the other Offer Materials, (iii) any request by any Securities Regulator for an amendment to any of the Offer Materials or for additional information regarding the Offer, (v) the issuance by any Securities Regulator of any cease trading order, stop order or other order preventing or suspending the use of any of the Offer Materials, or suspending the qualification of the Class B Shares for offering or issue in any jurisdiction or preventing the completion of the Offer, or of the initiation or threatening of any proceedings for any of such purposes, (vi) any proposal or requirement to make, amend or supplement any of the Offer Materials, (vii) the commencement of any material litigation or the issuance of any order or the taking of any other action by any administrative or judicial tribunal or other governmental agency or instrumentality concerning the Offer (and, if in writing, the Company will furnish you a copy thereof), (viii) the issuance by any Securities Regulator of any order suspending the qualification or the exemption from qualification of the Class B Shares under Securities Legislation or the initiation or threatening of any proceeding for that purpose, (ix) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which would reasonably be expected to (a) cause the Company to amend, withdraw or terminate the Offer, (b) cause any representation or warranty contained in this Agreement to be untrue or inaccurate, or (c) permit the Company to exercise any right not to take up and pay for the Inco Shares tendered under the Offer (and the Company will so advise the Dealer Managers before such rights are exercised) and (x) any other information relating to the Offer which you may from time to time reasonably request.

        (b)   The Company will comply with applicable Securities Legislation so as to permit the distribution of the Class B Shares as consideration for the Inco Shares as contemplated in this Agreement and in the Offer to Purchase. If at any time during the currency of the Offer, any event shall occur or condition shall exist as a result of which the Offer Materials would contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement therein not misleading in light of the circumstances in which they are made (a "Misrepresentation") and existing when the Offer Materials are delivered to a holder of Inco Shares, or if, in the opinion of the Company, after consultation with you, it is necessary at any time to amend or supplement the Offer to Purchase or other Offer Materials in order that the relevant Offer Materials will not contain a Misrepresentation, or if it shall be necessary, in the opinion of such counsel, at any such time to amend or supplement the relevant Offer Materials in order to comply with the requirements of applicable Securities Legislation, the Company will promptly prepare and file with the Securities Regulators, subject to the terms of this Agreement, such amendment or supplement as may be necessary to correct such statement or omission or to make the Offer to Purchase or other Offer Materials comply with such requirements and to not contain a Misrepresentation, and the Company will furnish to you, without charge, such number of commercial copies of such amendment or supplement, in the English and French languages, as you may reasonably request.

        (c)   The Company will not, directly or indirectly, distribute any of the Offer Materials to any holder of Inco Shares in or from any jurisdiction outside Canada or the United States, or otherwise extend the Offer to any holder of Inco Shares residing in any jurisdiction outside Canada or the United States, except under circumstances that will result in compliance with the applicable laws and regulations of such jurisdiction.

        7.    Depositary.    The Company has appointed CIBC Mellon Trust Company to act as its Depositary in respect of the Offer and has appointed Mellon Investor Services LLC as the U.S. Forwarding Agent for the Offer. The Company will instruct the Depositary to provide, at least once in each Business Day, designated employees of the Dealer Managers with such timely information as the Dealer Managers may reasonably request as to the number of Inco Shares that have been tendered and received by the Depositary, both in physical form and by electronic delivery, and the names of the holders of such Inco Shares, including a list in writing (as soon as practicable) of the names and addresses of the Soliciting Dealers whose names have been designated in the appropriate space on the Letter of Transmittal or the Notice of Guaranteed Delivery delivered to the Depositary in accordance with the instructions on the Letter of Transmittal or the Notice of Guaranteed Delivery and the number of Inco Shares as to which each Soliciting Dealer was so designated.

        8.    Representations and Warranties of the Company.    The Company hereby represents and warrants to the Dealer Managers, and agrees with the Dealer Managers, as of the date hereof, as of the date of commencement of the Offer (the "Commencement Date") and as of the date on which the Inco Shares are accepted and taken up by the Company pursuant to the Offer (the "Acceptance Date") (unless another date is specifically referenced in which case the representation and warranty shall speak as of such date) that:

  (a)
  (i) the execution, delivery and performance by the Company of the Agreement, (ii) the making and consummation of the Offer by the Company (including but not limited to the issuance and delivery of the Class B Shares thereunder), (iii) the obtaining and use by the Company of funds required in connection with the Offer, (iv) the filing and use of the Offer Materials and any amendments or supplements thereto and (v) the consummation by the Company of the transactions contemplated by this Agreement and the Offer Materials, in each case, have been duly authorized by all necessary action on the part of the Company, and do not and will not (1) whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets, properties or operations of the Company or any of its subsidiaries pursuant to, any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any subsidiary is a party or is bound or to which their property is subject (except for such conflicts, breaches, defaults, liens, charges, or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a "Material Adverse Effect", as defined below); or (2) violate (a) the provisions of the charter or by-laws (or other similar document) of the Company or any of its subsidiaries or (b) any law, statute, rule, regulation, judgment, order, writ or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

  (b)
  this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of, and is enforceable against, the Company in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be contrary to public policy);

  (c)
  the Company and each of its subsidiaries the assets, operations, interests or rights of which is material to the Company and its subsidiaries, taken as a whole (each, a "material subsidiary") has been duly incorporated, continued or amalgamated and organized and is validly existing under the laws of its jurisdiction of incorporation, continuance or amalgamation, has all requisite corporate power and authority to carry on its business as now conducted and as described in the Offer Materials, and to own, lease and operate its properties and assets, and the Company has all requisite power and authority to carry out its obligations under this Agreement;

  (d)
  the Company is a reporting issuer or the equivalent in each of the provinces and territories of Canada and is not in default of any of the requirements of the securities laws of such jurisdictions;

  (e)
  the Company has (A) designed and is maintaining a system of internal controls over financial reporting (as provided by National Instrument 52-109, "Certification of Disclosure in Issuer's Annual and Interim Filings" ("NI 52-109") of the Canadian Securities Administrators (the "CSAs")) sufficient to provide reasonable assurances regarding the reliability of financial reporting with respect to its business and operations and the preparation of financial statements with respect to its business and operations for external purposes in accordance with generally accepted accounting principles applicable in Canada, and (B) designed and is maintaining disclosure controls and procedures (as contemplated by NI 52-109) to ensure that material information that the Company is required to disclose with respect to its business and operations in the reports the Company is required to file or submit under applicable Canadian

    Securities Legislation is recorded, processed, summarized and reported with the time periods specified in the CSAs' instruments, policies and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to NI 52-109;

  (f)
  the Company and each of its material subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

  (g)
  except as disclosed to you, the Company and each of its material subsidiaries has conducted and is conducting its respective businesses in compliance with all applicable laws, rules, regulations, orders and directives, including without limitation, all laws, regulations and statutes relating to mining and to mining claims, concessions or leases, and environmental, health and safety laws, rules, regulations, or policies or other lawful requirements of any governmental or regulatory bodies having jurisdiction over the Company and the material subsidiaries in each jurisdiction in which the Company or the respective material subsidiary carries on its respective businesses, other than those in respect of which the failure to comply would not individually or in the aggregate have or be expected to have a Material Adverse Effect;

  (h)
  the Offer Materials, including any and all amendments and supplements thereto, do not and will contain a Misrepresentation;

  (i)
  the Offer will be undertaken in compliance with the Securities Legislation, and the Offer Materials have been prepared in conformity with and comply in all material respects with the requirements of the Securities Legislation and do not contain, with respect to all information, any Misrepresentation;

  (j)
  no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental agency or body or regulatory authority or under any applicable legislation is required for the creation, issue, sale and delivery of the Class B Shares or the completion by the Company of the transactions contemplated in this Agreement, other than (i) such as have been already obtained or are disclosed in the Offer to Purchase and (ii) the approval for listing of the Class B Shares on the Exchanges upon official notice of or acceptance of listing from the Exchanges;

  (k)
  the consolidated audited financial statements of the Company for its fiscal years ended December 31, 2003, 2004 and 2005 and the unaudited consolidated interim financial statements of the Company for the three months ended March 31, 2006 (collectively the "Financial Statements"), copies of which are contained or incorporated by reference in the Offer Materials, including any reconciliation of financial statements prepared in accordance with generally accepted accounting principles in Canada with generally accepted accounting principles applicable in the United States, are true and correct in all material respects and present fairly and accurately the financial position and results of the operations of the Company on a consolidated basis for the periods then ended and the Financial Statements have been prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis;

  (l)
  since the respective dates as of which information is given in the Offer Materials, except as otherwise stated therein: (i) there has been no material change in the business, affairs, operations, assets, liabilities or financial condition of the Company on a consolidated basis; (ii) no material change reports or other documents have been filed on a confidential basis with any securities regulatory authorities in Canada or the United States; (iii) there has been no transaction entered into by the Company or any of its subsidiaries and not disclosed in the Offer Materials which is material to the Company and its subsidiaries, taken as a whole; and (iv) the Company and its subsidiaries, taken as a whole, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business, nor entered into any material transaction or agreement not in the ordinary course of business;

  (m)
  the Company's authorized and issued share capital is as set forth in the Offer Materials; and the attributes of the Class B Shares conform in all material respects to the description thereof contained in the Offer Materials;

  (n)
  there are no material business relationships or related party transactions within the meaning of the Securities Legislation involving the Company or any of its material subsidiaries or any other person except as described in the Offer Materials;

  (o)
  the Company has duly authorized for issuance a number of Class B Shares sufficient to consummate the Offer pursuant to its terms, and all necessary corporate action has been taken or will have been taken prior to the Acceptance Date by the Company such that when any Class B Shares are issued and delivered by the Company as provided in the Offer Materials, such Class B Shares will be validly issued and outstanding as fully paid and non-assessable shares of the Company;

  (p)
  the Class B Shares are listed on the TSX, and the Class B Shares to be issued pursuant to Offer will be posted and listed for trading on the Exchanges and the Company is not in default in any material respect of any of the listing requirements of the Exchanges;

  (q)
  other than options under the Company's Stock Option Plans, the Company is not a party to and has not entered into any agreement, warrant, option, right or privilege reasonably capable of becoming an agreement, for the purchase, subscription or issuance of any Class B Shares or securities convertible into or exchangeable for Class B Shares; and

  (r)
  no order, ruling or determination having the effect of ceasing, suspending or restricting trading in any securities of the Company or the issue or delivery of the Class B Shares pursuant to the Offer has been issued and no proceedings, investigations or inquiries for such purpose are pending or, to the Company's knowledge, threatened.

        9.    Documentary Covenants.    (a) The Company covenants that it shall, within three business days of the Commencement Date, deliver or cause to be delivered to each of you each of the following documents: (i) a certificate of the Chief Financial Officer of the Company, dated as of the Commencement Date, to the effect that, since the date of the most recent financial statements included in the Offer to Purchase, there has been no material adverse change, or any development or event involving a prospective material adverse change, in the condition, financial or otherwise, or in the capital, earnings, business or operations of the Company and its subsidiaries taken as a whole (other than as set forth in the Offer to Purchase); and (ii) a certificate, dated the Commencement Date, of the Secretary of the Company in form and substance reasonably satisfactory to you.

        (b)   Unless you have previously withdrawn as Dealer Managers, the Company covenants that it shall, on the Acceptance Date, deliver or cause to be delivered to each of you each of the documents listed in clauses (i) through (iii) below and that it will not accept or take up and pay for any Inco Shares tendered pursuant to the Offer unless on such Acceptance Date: (i) the Company shall have delivered or caused to be delivered written evidence that the Class B Shares to be issued in connection with the Offer are duly authorized for listing or have been listed on the TSX; (ii) the Company shall have delivered or caused to be delivered to you a certificate of the Chief Financial Officer of the Company, dated as of the Acceptance Date, to the effect that (x) since the date of this Agreement, there has been no material adverse change, or any development or event involving a prospective material adverse change, in the condition, financial or otherwise, or in the capital, earnings, business or operations of the Company and its subsidiaries taken as a whole, whether or not arising from the ordinary course of business (other than as set forth in the Offer to Purchase), (y) the Company's representations and warranties in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Acceptance Date, and (z) the Company has complied in all material respects with all agreements and taken all actions to be performed or satisfied by the Company pursuant to this Agreement at or prior to the Acceptance Date; and (iii) the Company shall have delivered or caused to be delivered to you a certificate, dated the Acceptance Date, of the Secretary of the Company in form and substance reasonably satisfactory to you.

        10.    Withdrawal.    In the event that (i) the Company uses or permits the use of any Offer Materials (a) that have not been submitted to you and your counsel for comment or (b) that have been so submitted and with respect to which you or your counsel have made comments, but which comments have not been reflected therein in a manner reasonably satisfactory to you, (ii) the Company shall have breached any of its representations, warranties, agreements, obligations or covenants contained herein, (iii) there shall have occurred or be existing any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"), that, in your judgment, makes it impracticable or inadvisable to proceed with or complete the Offer, the purchase of Inco Shares pursuant thereto or the performance of this Agreement, (iv) the Offer is terminated or withdrawn for any reason, or (v) any cease trading order, stop order, restraining order, injunction or denial of an application for approval has been issued in connection with the Offer and not thereafter stayed or vacated, or any proceeding, litigation or investigation in connection with the Offer has been initiated, that, in either case in your judgment, makes it impracticable or inadvisable to proceed with or complete the Offer, the purchase of Inco Shares pursuant thereto or the performance of this Agreement, then in any such case either or both of you shall be entitled to withdraw as a Dealer Manager, by providing written notice of such withdrawal to the Company, without any liability or penalty to you or any of the directors, officers, employees, agents and shareholders of each of the Dealer Managers (hereinafter referred to as the "Personnel") and without loss of any right to the payment of all expenses payable in accordance with Section 4 hereunder which have been incurred by you to the date of such withdrawal. If you withdraw as a Dealer Manager in accordance with the foregoing provision, the reimbursement for your expenses through the date of such withdrawal shall be paid to you promptly after such date. Notwithstanding anything contained in this Agreement to the contrary, the Company may, in its discretion, proceed with and complete the Offer after your withdrawal as a Dealer Manager, provided that the Company (y) amends or supplements the Offer Materials to disclose that you have withdrawn as a Dealer Manager and (z) utilizes a means reasonably calculated to inform holders of the Inco Shares of such withdrawal.

        11.    Indemnification and Contribution.    The Company agrees to indemnify the Dealer Managers and any of the Soliciting Dealers and certain other parties in accordance with the Schedule I hereto (the "Indemnity Agreement"), which Indemnity Agreement forms a part of this Agreement and the consideration for which is the entering into of this Agreement. The indemnity provided by such Indemnity Agreement shall be in addition to, and not in substitution for, any liability at law, in equity or otherwise, which the Company or any other party may have to the Dealer Managers.

        12.    Survival of Indemnities, Representations, Warranties, Etc.    Notwithstanding the termination hereof, (i) the indemnity and contribution agreements contained in the Indemnity Agreement and, the provisions of Sections 2 and 4 shall remain in full force and effect, and (ii) the representations and warranties of the Company set forth in this Agreement shall remain in full force and effect but only for a period of three years from the date hereof, in each case regardless of (a) any failure to commence, or the withdrawal, termination or completion of, the Offer or the termination of this Agreement, (b) any investigation made by or on behalf of the Company or the Dealer Managers or their Personnel and (c) any withdrawal by a Dealer Manager pursuant to Section 10.

        13.    Severability of Provisions.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

        14.    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.    Parties In Interest.    This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company, the Dealer Managers, their respective Personnel and their respective successors. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

        16.    Governing Law.    This agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein, and the parties hereby irrevocably attorn to the jurisdiction of the courts of the province of Ontario.

        17.    References to the Dealer Managers.    The Company agrees that any reference to the Dealer Managers in the Offer to Purchase or any other Offer Material, or in any other release or communication relating to the Offer, is subject to your prior approval, which approval shall not be unreasonably withheld. The Dealer Managers consent to the references to them in the Offer to Purchase

        18.    Notices.    All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally to the parties hereto as follows:

  (a)
  If to the Dealer Managers:

  BMO Nesbitt Burns Inc.
  1 First Canada Place
  4th Floor, P.O. Box 150
  Toronto, Ontario M5X 1H3

    Attention: Ilias Konstantopoulos

    Tel:     (416) 359-4001
    Fax:    (416) 359-6584

    and to

    Merrill Lynch Canada Inc.
    161 Bay Street,
    Suite 400
    Toronto, Ontario

    Attention: Dan Mida

    Tel:     (416) 369-7400
    Fax:    (416) 369-2793

  (b)
  If to the Company:

  Teck Cominco Limited
  200 Burrard Street
  Suite 600
  Vancouver, B.C. V6C 3L9
  Attention: Peter Rozee

  Tel:     (604) 640-5223
  Fax:    (604) 640-5355

        19.    Securities Positions.    The Company acknowledges that it has no objection to the fact that, in the course of trading activities, the Dealer Managers may from time to time have positions in, and buy or sell securities of, any of the Company, Inco or Falconbridge Limited as agent or principal, provided that the Dealer Managers shall not acquire any securities of Inco other than in compliance with all applicable provisions of Securities Legislation relating to the acquisition of securities of an offeree company during the course of a take-over bid or tender offer.

        20.    Tombstone.    You may place an announcement in such newspapers and periodicals as you may choose, stating that the Dealer Managers are acting or have acted as exclusive dealer managers to the Company in connection with the Offer. Any such announcement shall be at your sole option and expense and subject to the reasonable approval of the Company.

        21.    Waiver of Right to Trial by Jury and Applicable Law.    The Dealer Managers and the Company each waive any right to trial by jury in any action, claim, suit or proceeding with respect to the engagement of the Dealer Managers hereunder.

        22.    Miscellaneous.    The descriptive headings contained in this Agreement are incorporated for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        23.    Entire Agreement; Amendment.    This Agreement supersedes all prior agreements and undertakings, both written and oral, of the parties hereto, or any of them, only with respect to the subject matter hereof and constitute the entire understanding of the parties hereto only with respect to the subject matter hereof. This Agreement may not be waived, amended or modified except in writing signed by each party to be bound by such waiver, amendment or modification.

        Please indicate your willingness to act as Dealer Managers on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this letter, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,
TECK COMINCO LIMITED

By:	/s/ PETER ROZEE Name: Peter Rozee Title: Senior Vice-President, Commercial Affairs

Accepted as of the date first above written:

BMO NESBITT BURNS INC.		MERRILL LYNCH CANADA INC.
By:	/s/ ILIAS KONSTANTOPOULOS Name: Ilias Konstantopoulos Title: Managing Director	By:	/s/ DAN MIDA Name: Dan Mida Title: Managing Director
HARRIS NESBITT CORP.		MERRILL LYNCH, PIERCE, FENNER & SMITH INC.
By:	/s/ GEOFFREY S. BELSHER Name: Geoffrey S. Belsher Title: Executive Managing Director	By:	/s/ DAN MIDA Name: Dan Mida Title: Managing Director

SCHEDULE I

INDEMNITY AGREEMENT

        Teck Cominco Limited    (the "Indemnitor") hereby agrees to indemnify and hold each of BMO Nesbitt Burns Inc. and/or each of its subsidiary or affiliated companies and Merrill Lynch Canada Inc. and/or each of its subsidiary or affiliated companies (hereinafter referred to as the "Dealer Managers") and their Personnel harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Dealer Managers) to which the Dealer Managers and/or their Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services by the Dealer Managers or its Personnel in connection with the matters referred to in the attached letter agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

  (i)
  the Dealer Managers or their Personnel have been negligent or dishonest or have committed any fraudulent act in the course of such performance; and

  (ii)
  the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty or fraud referred to in (i).

If in connection with any legal proceeding, for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to the Dealer Managers or insufficient to hold them harmless, then the Indemnitor shall contribute to the amount paid or payable by the Dealer Managers as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Dealer Managers on the other hand but also the relative fault of the Indemnitor and the Dealer Managers, as well as any relevant equitable considerations provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Dealer Managers as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by the Dealer Managers pursuant to the Agreement.

        The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or the Dealer Managers or if governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Dealer Managers and Personnel of the Dealer Managers shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered by the Dealer Managers and/or their Personnel in connection with the matters referred to in the attached letter agreement, the Dealer Managers shall have the right to employ their own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable and out-of-pocket expenses incurred by their Personnel in connection therewith shall be paid by the Indemnitor as they occur. The Dealer Managers agree that they will not settle or permit the settlement by any of their affiliates or Personnel of any such proceeding without the prior consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

        Promptly after receipt of notice of the commencement of any legal proceeding against the Dealer Managers or any of their Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Dealer Managers will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed unless precluded from doing so by law or court order.

        The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Dealer Managers and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Dealer Managers and any of the Personnel of the Dealer Managers. The foregoing provisions shall survive the completion of professional services rendered under the attached letter agreement or any termination of the authorization given by the attached letter of agreement. This agreement shall be governed and construed in accordance with the laws in force in the Province of Ontario.

/s/ ILIAS KONSTANTOPOULOS	for BMO Nesbitt Burns Inc.
/s/ DAN MIDA	for Merrill Lynch Canada Inc.
/s/ PETER ROZEE	for Teck Cominco Limited

QuickLinks

  Exhibit 2.1
Dealer Manager Agreement
  SCHEDULE I
INDEMNITY AGREEMENT